EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2010 Second Quarter Results

Announces Champion Energy Acquisition

STAMFORD, Conn., May 10, 2010 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2010 second quarter and the six-month period ended March 31, 2010. Star also announced the acquisition of Champion Energy Corporation ("Champion") for $50.2 million plus working capital, which is estimated to be $11.3 million. Star purchased the stock of Champion with cash on hand.

In commenting on this acquisition, Star Gas Partners Chief Executive Officer Mr. Donovan stated, "We are very excited with the acquisition of Champion and look forward to working with their 300 motivated and dedicated employees. Champion serves over 45,000 residential and commercial home heating oil customers in markets where we currently operate and, for their fiscal year ended June 30, 2009, had sales of $151.5 million, generating $9.5 million of Adjusted EBITDA and net income of $1.5 million. During this time, Champion sold 35.2 million gallons of residential home heating oil, 4.1 million gallons of commercial home heating oil, and 8.9 million gallons of other petroleum products. We believe Champion is an excellent fit for Star and are eager to work with their management team. Champion's companies are all local operations whose employees take great pride in the home heating services they have been offering their customers for many years. Under the Star banner, we expect these operations to continue following the same tradition of excellence in customer service."

For the fiscal 2010 second quarter, Star reported a 6.0 percent increase in total revenues to $551.7 million, compared to total revenues of $520.5 million in the year ago period, as an increase in home heating oil selling prices more than offset a decline in home heating oil volume. Selling prices rose in response to an increase in wholesale product cost.

Home heating oil volume for the fiscal 2010 second quarter decreased 19.1 million gallons, to 156.8 million gallons due to the impact of warmer temperatures and net customer attrition. Temperatures in Star's geographic areas of operations for the fiscal 2010 second quarter were 8.4 percent warmer than the fiscal 2009 second quarter and were 6.3 percent warmer than normal.

Operating income decreased $35.8 million to $75.1 million largely due to an unfavorable non cash change in the fair value of derivatives of $37.6 million.

The Partnership reported net income of $40.5 million, a $68.1 million decrease versus the fiscal 2009 second quarter, largely due to an unfavorable change in the fair value of derivative instruments of $37.6 million, an increase in deferred income taxes of $26.6 million, a decrease in current tax expense of $1.4 million and a reduction in income relating to repurchasing the Partnership's Senior Notes of $7.3 million.

Adjusted EBITDA decreased $0.7 million to $74.0 million, as compared to $74.7 million for the three months ended March 31, 2009.

EBITDA and Adjusted EBITDA are non-GAAP (Generally Accepted Accounting Principles) financial measures which are explained below in greater detail under "EBITDA and Adjusted EBITDA (non-GAAP Financial Measures)." Please refer to the Supplemental Information included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended March 31, 2010 and 2009 for Star, and for the twelve months ended June 30, 2009 for Champion.

In commenting on Star's second quarter results, Mr. Donovan added, "We continued to focus on customer retention this quarter and achieved EBITDA almost equivalent to that of last year. Given the warm weather, particularly in March, which was 25 percent warmer than March 2009, these results speak to our high level of service and sound financial management. These are qualities that not only serve our unitholders but also attract the best acquisition candidates, such as Champion."

For the six months ended March 31, 2010, Star reported a 2.5 percent decrease in total revenues to $900.6 million, compared to total revenues of $923.4 million in the year-ago period, as a reduction in home heating oil volume was partially offset by higher selling prices.

Home heating oil volume decreased 33.3 million gallons to 252.2 million gallons, due to the impact of warmer temperatures and net customer attrition.

Temperatures in Star's geographic areas of operations for the six months ended March 31, 2010 were 7.1 percent warmer than the six months ended March 31, 2009 and approximately 4.7 percent warmer than normal. The higher temperatures were largely due to a warming trend that began in March 2010 and continued into April 2010; temperatures in April 2010 were 29 percent warmer than in April 2009.

Net income decreased $48.1 million to $52.5 million largely due to an increase in deferred income tax expense of $35.8 million and a $10.9 million reduction in income related to repurchasing the Partnership's Senior Notes.

Adjusted EBITDA decreased $9.5 million to $100.7 million for the six months ended March 31, 2010, as the decline in home heating oil volume more than offset the positive impacts of higher per gallon margins and lower operating expenses.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership's performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership's debt covenants in its material debt agreements are calculated. Both the Partnership's 10.25 percent Senior Note agreement and its bank credit facility contain covenants that restrict equity distributions, acquisitions, and the amount of debt it can incur. Under the most restrictive of these covenants, which is found in the bank credit facility, the agent bank could step in and control all cash transactions for the Partnership if we failed to comply with the minimum availability or the fixed charge coverage ratio. The Partnership is required to maintain either availability (borrowing base less amounts borrowed and letters of credit issued) of $43.5 million or a fixed charge coverage ratio of 1.1 to 1.0 (Adjusted EBITDA being a significant component of this calculation). This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast and conference call Tuesday, May 11 at 11:00 a.m. (ET). The webcast is available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com. The Conference call dial-in is 888-335-0893 (or 970-315-0470 for international callers).

About Star Gas Partners, L.P.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unitholders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness, marketing plans and general economic conditions. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's quarterly report on form 10Q for the quarter ended March 31, 2010 and its Annual Report on Form 10-K for the year ended September 30, 2009, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2010	September 30, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 53,573	$ 195,160
Receivables, net of allowance of $9,017 and $6,267, respectively	188,495	58,854
Inventories	60,200	62,636
Fair asset value of derivative instruments	11,771	14,676
Current deferred tax asset, net	19,785	30,135
Prepaid expenses and other current assets	19,956	15,437
Total current assets	353,780	376,898

Property and equipment, net	37,324	37,494
Long-term portion of accounts receivables	671	504
Goodwill	183,065	182,942
Intangibles, net	16,324	20,468
Long-term deferred tax asset, net	10,318	36,265
Deferred charges and other assets, net	7,673	9,555
Total assets	$ 609,155	$ 664,126

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 17,136	$ 17,103
Revolving credit facility borrowings	19,094	--
Fair liability value of derivative instruments	1,356	665
Accrued expenses and other current liabilities	67,178	64,446
Unearned service contract revenue	40,745	37,121
Customer credit balances	21,055	74,153
Total current liabilities	166,564	193,488

Long-term debt	82,827	133,112
Other long-term liabilities	31,185	31,192

Partners' capital
Common unitholders	353,686	332,340
General partner	486	309
Accumulated other comprehensive income (loss), net of taxes	(25,593)	(26,315)
Total partners' capital	328,579	306,334
Total liabilities and partners' capital	$ 609,155	$ 664,126

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except per unit data - unaudited)	2010	2009	2010	2009

Sales:
Product	$510,713	$ 478,762	$ 812,478	$ 833,029
Installations and service	41,019	41,738	88,073	90,321
Total sales	551,732	520,500	900,551	923,350
Cost and expenses:
Cost of product	361,713	323,705	576,228	573,411
Cost of installations and service	42,517	44,561	88,189	93,343
(Increase) decrease in the fair value of derivative instruments	(4,702)	(42,262)	(8,094)	(5,408)
Delivery and branch expenses	67,872	71,597	124,694	135,168
Depreciation and amortization expenses	3,561	6,066	7,096	12,109
General and administrative expenses	5,646	5,953	10,699	11,213
Operating income	75,125	110,880	101,739	103,514
Interest expense	(3,885)	(4,349)	(8,155)	(9,368)
Interest income	935	1,196	1,329	2,288
Amortization of debt issuance costs	(672)	(576)	(1,328)	(1,168)
Gains (losses) on redemption of debt	(1,132)	6,218	(1,132)	9,740
Income before income taxes	70,371	113,369	92,453	105,006
Income tax expense	29,836	4,702	39,913	4,350
Net income	$40,535	$ 108,667	$ 52,540	$ 100,656
General Partner's interest in net income	187	466	241	431
Limited Partners' interest in net income	$40,348	$ 108,201	$ 52,299	$ 100,225

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.57	$ 1.43	$ 0.73	$ 1.32
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60 (EITF 03-06)	0.09	0.26	0.11	0.24
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$0.48	$ 1.17	$ 0.62	$ 1.08

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	70,302	75,774	71,494	75,774

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2010	2009

Net income	$ 40,535	$ 108,667
Plus:
Income tax expense	29,836	4,702
Amortization of debt issuance cost	672	576
Interest expense, net	2,950	3,153
Depreciation and amortization	3,561	6,066
EBITDA from continuing operations	77,554	123,164

(Increase) / decrease in the fair value of derivative instruments	(4,702)	(42,262)
(Gains) / losses on redemption of debt	1,132	(6,218)
Adjusted EBITDA	73,984	74,684

Add / (subtract)
Income tax expense	(29,836)	(4,702)
Interest expense, net	(2,950)	(3,153)
Provision for losses on accounts receivable	3,334	4,018
Increase in accounts receivables	(58,338)	(16,585)
Decrease in inventories	11,823	26,427
Decrease in customer credit balances	(31,308)	(45,105)
Change in deferred taxes	26,306	--
Change in other operating assets and liabilities	3,924	17,966
Net cash provided by (used in) operating activities	$ (3,061)	$ 53,550

Net cash used in investing activities	$ (1,077)	$ (837)

Net cash used in financing activities	$ (40,960)	$ (25,008)

Home heating oil gallons sold	156,800	175,900

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Six Months Ended March 31,
(in thousands)	2010	2009

Net income	$ 52,540	$ 100,656
Plus:
Income tax expense	39,913	4,350
Amortization of debt issuance cost	1,328	1,168
Interest expense, net	6,826	7,080
Depreciation and amortization	7,096	12,109
EBITDA from continuing operations	107,703	125,363

(Increase) / decrease in the fair value of derivative instruments	(8,094)	(5,408)
(Gains) / losses on redemption of debt	1,132	(9,740)
Adjusted EBITDA	100,741	110,215

Add / (subtract)
Income tax expense	(39,913)	(4,350)
Interest expense, net	(6,826)	(7,080)
Provision for losses on accounts receivable	5,482	6,886
Increase in accounts receivables	(135,290)	(71,583)
Decrease in inventories	2,436	5,398
Decrease in customer credit balances	(53,098)	(36,392)
Change in deferred taxes	35,788	--
Change in other operating assets and liabilities	14,632	30,265
Net cash provided by (used in) operating activities	$ (76,048)	$ 33,359

Net cash used in investing activities	$ (2,632)	$ (4,841)

Net cash used in financing activities	$ (62,907)	$ (31,408)

Home heating oil gallons sold	252,200	285,500

SUPPLEMENTAL INFORMATION

CHAMPION ENERGY CORPORATION
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

(in thousands)	Twelve Months Ended June 30, 2009

Net income	$ 1,492
Plus:
Income tax benefit	(543)
Amortization of deferred charges	1,247
Interest expense, net	4,327
Depreciation and amortization	3,017
EBITDA from continuing operations	9,540

(Increase) / decrease in the fair value of derivative instruments	--
(Gains) / losses on redemption of debt	--
Adjusted EBITDA	9,540

Add / (subtract)
Income tax benefit	543
Interest expense, net	(4,327)
Decrease in accounts receivables	5,052
Decrease in inventories	255
Change in deferred taxes	(874)
Change in other operating assets and liabilities	(2,742)
Net cash provided by operating activities	$ 7,447

Net cash used in investing activities	$ (1,063)

Net cash used in financing activities	$ (7,006)
CONTACT:  Star Gas Partners
          Investor Relations
          203/328-7310

          Darrow Associates
          Chris Witty
          646/438-9385
          cwitty@darrowir.com